UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2015

Rock Creek Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2040 Whitfield Avenue, Suite 300 Sarasota, Florida 34243
(Address of principal executive offices, including zip code)

844-727-0727

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modification to Rights of Security Holders.

Rock Creek Pharmaceuticals, Inc. (the “Company”) filed on April 10, 2015, a Certificate of Amendment to its Tenth Amended and Restated Certificate of Incorporation, as amended, which will cause a one-for-twenty-five reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding common stock, par value $0.0001 per share (the “Common Stock”), on April 14, 2015 at 12:01 a.m. Eastern Time (such time on such date, the “Effective Time”).

As a result of the Reverse Stock Split, at the Effective Time, each twenty-five shares of Common Stock issued and outstanding immediately prior to the Effective Time will be automatically combined into and become one share of Common Stock. In instances where the Reverse Stock Split would result in a record holder holding a fraction of a share, in lieu of the fractional share, such record holder will receive a cash payment equal to the closing sales price of the Common Stock on April 14, 2015 multiplied by the fraction. Also, as a result of the Reverse Stock Split, at the Effective Time, the per share exercise price of, and the number of shares of Common Stock underlying, Company stock options, warrants and other derivative securities outstanding immediately prior to the Effective Time will be automatically proportionally adjusted, based on the one-for-twenty-five split ratio, in accordance with the terms of such options, warrants or other derivative securities, as the case may be.

Immediately after the Effective Time, the Company will have 314,900,000 shares of authorized stock, consisting of (i) 314,800,000 shares of authorized Common Stock, and (ii) 100,000 shares of authorized Preferred Stock. Immediately after giving effect to the Reverse Stock Split, the Company will have no shares of preferred stock outstanding and approximately 8,118,878 shares of Common Stock outstanding (without giving effect to rounding due to fractional shares). The Reverse Stock Split will not alter the par value of the Common Stock or modify any voting rights or other terms of the Common Stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed in Item 5.07 below, at the annual meeting (the “Annual Meeting”) of stockholders of the Company held on April 10, 2015, the Company’s stockholders approved an amendment to the Company’s 2008 Incentive Award Plan (the “Plan”) to increase the number of shares available for issuance from 45,200,000 to 60,200,000 (the “Amendment”). The Amendment is also described in the Company’s Definitive Proxy Statement filed with the SEC on March 13, 2015 (the “Proxy Statement”) in the section entitled “Proposal 3: Approval of an Amendment to the 2008 Incentive Award Plan.” The Amendment to the Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 10, 2015, the Company filed a Certificate of Amendment to the Tenth Amended and Restate Certificate of Incorporation, as amended, of the Company with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) to be effective as of the Effective Time. The Certificate of Amendment, formally approved by the Company’s stockholders on April 10, 2015, as discussed under Item 5.07 below, effects the Reverse Stock Split. Information set forth in Item 3.03 of this Report regarding the Reverse Stock Split is incorporated herein by reference. The Certificate of Amendment is also described in the Company’s Proxy Statement in the section entitled “Proposal 2: Approval of an Amendment to the Tenth Amended and Restated Certificate of Incorporation, as Amended, to Effect a Reverse Stock Split.” The Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On April 10, 2015, the Company held the Annual Meeting. The Company previously filed the Proxy Statement and related materials pertaining to the Annual Meeting with the SEC. On the record date of February 18, 2015, there were 199,252,154 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Proposal 1: Election of Directors

Four nominees for the Board of Directors were elected to serve for one-year terms. The tabulation of votes was as follows:

Nominee	Votes For	Votes Withheld

Christopher C. Chapman	26,507,136	27,859,043

Michael John Mullan	51,420,440	2,945,739

Scott P. Sensenbrenner	51,040,495	3,325,684

Lee M. Canaan	51,396,420	2,969,759

Proposal 2: Approval of an Amendment to the Tenth Amended and Restated Certificate of Incorporation, as Amended, to Effect a Reverse Stock Split

The Company’s proposal to approve an amendment to the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended, to effect the Reverse Stock Split, was approved as set forth below:

For	Against	Abstain
130,335,212	16,784,635	3,347,209

Proposal 3: Approval of an Amendment to the Company’s 2008 Incentive Award Plan

The Company’s proposal to approve an amendment to the Plan to increase the number of shares available for issuance from 45,200,000 to 60,200,000, was approved as set forth below:

For	Against	Abstain	Broker Non-Votes
38,946,815	14,110,152	1,309,212	96,100,877

Proposal 4: Ratification of the Appointment of Independent Auditor

The appointment of Cherry Bekaert LLP as the Company’s independent auditor to audit the Company’s 2015 financial statements was ratified as set forth below:

For	Against	Abstain
144,179,775	2,572,747	3,714,534

Proposal 5: Advisory Vote on Executive Compensation

An advisory resolution on the compensation of the Company’s named executive officers was ratified as set forth below:

For	Against	Abstain	Broker Non-Votes
45,528,252	8,943,611	2,894,316	96,100,877

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation, as Amended of Rock Creek Pharmaceuticals, Inc., effective as of April 14, 2015.
10.1	Amendment to the Third Amended and Restated Rock Creek Pharmaceuticals, Inc. 2008 Incentive Award Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK CREEK PHARMACEUTICALS, INC.

Date: April 13, 2015

	By:	/s/ Benjamin M. Dent
Name: Benjamin M. Dent
Title: Chief Financial Officer